Exhibit 107.1
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
M&T Bank Corporation
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.50 per share	Other	2,750,000(2)	$220.16	$605,440,000.00	$0.0001381	$83,611.27

	Total Offering Amounts				$605,440,000.00		$83,611.27

	Total Fee Offsets						$0

	Net Fee Due						$83,611.27

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock, par value $0.50 per share, of M&T Bank Corporation (the “Corporation”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Corporation’s common stock.

(2)
Represents the additional shares of the Corporation’s common stock available for future issuance under the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (amended and restated effective as of April 21, 2026) resulting from an amendment and restated adopted by the Corporation’s shareholders as of April 21, 2026.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is computed based on $220.16, which is the average of the high and low prices of the Corporation’s common stock as reported on the New York Stock Exchange on April 14, 2026.